Exhibit 10.18

ANNUAL PERFORMANCE AWARD AGREEMENT

(FISCAL [        ])

THE TORO COMPANY 2010 EQUITY AND INCENTIVE PLAN

This Agreement (this “Agreement”) dated [                                ] (“Grant Date”) between The Toro Company, a Delaware corporation (“Toro”), and [                              ] (“you”) sets forth the terms and conditions of a grant to you of an annual performance award (this “Annual Performance Award”) under The Toro Company 2010 Equity and Incentive Plan (the “Plan”). This Annual Performance Award is subject to all of the terms and conditions set forth in the Plan, this Agreement and the Annual Performance Award Acceptance Agreement should you decide to accept this Annual Performance Award.  All of the terms in this Agreement and the Annual Performance Award Acceptance Agreement that begin with a capital letter are either defined in this Agreement or in the Plan.

1.             Annual Performance Award.  Toro hereby grants you this Annual Performance Award denominated and to be paid if earned entirely in cash, the amount of which will be based on the achievement of the Performance Goals during the Performance Period (as defined below).  For purposes of this Annual Performance Award, your “Target Potential Payout” is $[                ], which represents an amount equal to [    ]% of your actual annual base salary on the Grant Date, and your “Maximum Potential Payout” is $[                ], which represents an amount equal to 200% of your Target Potential Payout.

2.             Performance Period.  The period of time during which the Performance Goals described in Section 3 of this Agreement must be met in order to determine the amount of cash payout under this Annual Performance Award pursuant to Section 4 of this Agreement is the fiscal year ending October 31, [        ] (the “Performance Period”).  Except as otherwise provided in Section 8 of this Agreement, Toro intends to make payment to you only at the end of the Performance Period and only upon the achievement of the Performance Goals described in Section 3 of this Agreement, and except as otherwise provided in Section 8 of this Agreement, no payment shall be made to you in settlement of this Annual Performance Award prior to the end of the Performance Period or if none of the Performance Goals for the Performance Measures meet the Threshold for payment as set forth in the table in Section 3 of this Agreement.

3.             Performance Measures; Performance Goals and Determination of Amount of Payment.

a.             Except as otherwise provided in this Section 3, the amount of cash payable in settlement of this Annual Performance Award shall be determined by reference to the Performance Measures and Performance Goals achieved during the Performance Period in accordance with the table below and may range from 0% to [      ]% of your Target Potential Payout.  The Performance Measures and the Performance Goals to be achieved on a cumulative basis over the Performance Period and their respective weightings and their respective Threshold, Target and Maximum levels of performance, are set forth below:

Corporate Performance Measures

Performance Goal
Weighting	Performance Measure	Threshold ([ ]% payout)	Target (100% payout)	Maximum ([ ]% payout)

Divisional Performance Measures

Performance Goal
Weighting	Performance Measure	Threshold ([ ]% payout)	Target (100% payout)	Maximum ([ ]% payout)

Individual Performance Measures

Performance Goal
Weighting	Performance Measure	Threshold ([ ]% payout)	Target (100% payout)	Maximum ([ ]% payout)

No payout for the Corporate Performance Measures will be made if the Threshold “[                            ]” Performance Measure is not attained. Payouts will be interpolated between Threshold and Target if the Performance Goals for the Performance Measure attained for the Performance Period falls between the Threshold and Target percentages specified in the table, and will be rounded down to the nearest whole cent.  Payouts will be interpolated between Target and Maximum if the Performance Goals for the Performance Measure attained for the Performance Period falls between the Target and Maximum percentages specified in the table, and will be rounded down to the nearest whole cent.

b.             Absent the occurrence of a Change of Control prior to the end of the Performance Period, and to the extent not previously forfeited or terminated pursuant to Section 5, 6 or 7 of this Agreement, this Annual Performance Award shall be immediately forfeited and terminated as of the end of the Performance Period if either:  (i) none of the Performance Goals for the Performance Measures meet the Threshold for payment as set forth in the table above and the Committee determines that Section 3(c) of this Agreement does not apply, or (ii) the Committee determines that Section 3(c) of this Agreement applies but exercises its discretion pursuant to Section 3(d) of this Agreement not to make any payment.

c.             In determining whether and to what extent each Performance Goal has been achieved, the Committee [may/shall] exclude from the calculation each of the following events that occurs during a Performance Period, each as defined by generally accepted accounting principles and as identified in Toro’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other filings with the Securities and Exchange Commission by Toro:  [(i) items related to a change in accounting or measurement principles; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by Toro during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of Toro’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) foreign exchange gains and losses; or (xx) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions].

d.             The actual amount that become payable under this Annual Performance Award based upon achieving the Performance Goals during the Performance Period may be adjusted downward by the Committee in its sole and absolute discretion based on such factors as the Committee determines to be appropriate and/or advisable.

4.             Settlement; Payment.

a.             In the event and only upon the achievement of at least the “Threshold” level of performance with respect to at least one (1) of the Performance Goals described in Section 3 of this Agreement during the Performance Period (and with respect to the Corporate Performance Measures, must include the “[                  ]” Performance Measure), which achievement must be certified in writing by the Committee following the expiration of the Performance Period, you will receive such amount in cash up to your Maximum Potential Payout under this Annual Performance Award as determined pursuant to Section 3 of this Agreement and subject to applicable withholding. If none of the Performance Goals are achieved at the “Threshold” level of performance or above, then this Annual Performance Award will be forfeited and canceled and you will receive no payment in settlement thereof.  You may not receive a greater amount in cash than your Maximum Potential Payout.

b.             In the event this Annual Performance Award is forfeited or cancelled for any reason pursuant to Sections 3, 5, 6 or 7 of this Agreement or otherwise, no payment shall be made in settlement of this Annual Performance Award.

c.             Except as provided in paragraph (d) below, in no event will Toro make payment to you later than March 15 of the calendar year following the calendar year in which the Performance Period ends.

d.             Notwithstanding any of the foregoing or any other provision of this Agreement, in the event you have properly elected to defer your receipt of any payment pursuant to this Annual Performance Award under The Toro Company Deferred Compensation Plan, as such plan may be amended from time to time, or any similar successor plan, you will receive such payment in accordance with your deferral election.

e.             The payment pursuant to this Annual Performance Award shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

5.              Effect of Death, Disability, Retirement or Other Termination of Employment or Other Service.

a.             In the event your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, is terminated for any reason other than death, Disability or Retirement and the effective date of such termination is prior to the date payment is made in settlement of this Annual Performance Award pursuant to Section 4 of this Agreement or would have been made had there not been a deferral election in place, this Annual Performance Award will be terminated and forfeited.

b.             In the event your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, is terminated by reason of death, Disability or Retirement and the effective date of such termination is prior to the date payment is made in settlement of this Annual Performance Award pursuant to Section 4 of this Agreement or would have been made had there not been a deferral election in place, this Annual Performance Award will be terminated and forfeited; provided, however, that the Committee may, in its sole discretion, cause payment to be made with respect this Annual Performance Award and in accordance with the payment terms hereof, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the Performance Period completed as of the date of such death, Disability or Retirement.

6.             Adverse Action.  In addition to the other rights of the Committee under the Plan, if you are determined by the Committee, acting in its sole discretion, to have taken any action that would constitute an Adverse Action, (a) all of your rights under the Plan and any agreements evidencing an Award granted under the Plan, including this Agreement evidencing this Annual Performance Award, then held by you shall terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion may require you to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by you, during the period beginning one (1) year prior to your termination of employment or other service with Toro, an Affiliate or a Subsidiary, in connection with any Awards granted under the Plan, including this Annual Performance Award.  This Section 6 shall not apply following the occurrence of a Change of Control.

7.             Clawback, Forfeiture or Recoupment.  Any amounts paid to you under this Annual Performance Award will be subject to the forfeiture provision contained in Section 13.6(b) of the Plan as well as any other or additional “clawback,” forfeiture or recoupment policy adopted by Toro either prior to or after the date of this Agreement.

8.             Change of Control. Notwithstanding any provision of this Agreement to the contrary and subject to the terms of any separate Change of Control or similar agreement to which you are bound or Change of Control or similar policy or plan under which you are covered, upon the occurrence of a Change of Control prior to the end of the Performance Period, this Annual Performance Award shall be settled by payment of your Target Potential Payout within 60 days after the Change of Control, unless you have properly elected to defer your receipt of any payment pursuant to this Annual Performance Award under The Toro Company Deferred Compensation Plan, as such plan may be amended from time to time, or any similar successor plan, in which case, you will receive such payment in accordance with your deferral election.

9.             No Transfer.  You may not transfer this Annual Performance Award or any rights granted under this Annual Performance Award other than by will or applicable laws of descent and distribution or, if approved by the Committee, pursuant to a qualified domestic relations order entered into by a court of competent jurisdiction.

10.           Tax Withholding.  Toro will deduct or withhold from the payment issued under this Agreement any federal, state, local or other taxes of any kind that Toro reasonably determines are required by law to be withheld with respect to income recognized or will take such other action as may be necessary in the opinion of Toro to satisfy all obligations for the payment of such taxes.

11.           Performance-Based Compensation.  If you are a Covered Employee, it is intended that all payments under this Annual Performance Award constitute “qualified performance-based compensation” within the meaning Section 162(m) of the Code and the Plan.  This Annual Performance Award is to be construed and administered in a manner consistent with such intent.

12.           Successors.  All obligations of Toro under the Plan with respect to this Annual Performance Award shall be binding on any successor to Toro, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of Toro.

13.           No Right to Continue Employment or Service.  Neither the Plan, this Annual Performance Award, the Annual Performance Award Acceptance Agreement nor any related material shall give you the right to continue in employment by or perform services to Toro or any Affiliate or Subsidiary or shall adversely affect the right of Toro or any Affiliate or Subsidiary to terminate your employment or service relationship with Toro or any Affiliate or Subsidiary with or without cause at any time.

14.           Governing Law.  This Agreement and the Annual Performance Award Acceptance Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

15.           Conflict.  To the extent the terms of this Agreement or the Annual Performance Award Acceptance Agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this Agreement or the Annual Performance Award Acceptance Agreement.

16.           Non-Negotiable Terms.  The terms of this Annual Performance Award and the Annual Performance Award Acceptance Agreement are not negotiable, but you may refuse to accept this Annual Performance Award by notifying Toro’s Vice President, Secretary and General Counsel in writing.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by The Toro Company and has been executed by you by execution of the attached Annual Performance Award Acceptance Agreement.

[ ]	By:
Chairman and CEO

ANNUAL PERFORMANCE AWARD ACCEPTANCE AGREEMENT

[                                ]

I hereby agree to the terms and conditions governing the Annual Performance Award as set forth in the Annual Performance Award Agreement, this Annual Performance Award Acceptance Agreement and as supplemented by the terms and conditions set forth in the Plan.

In accepting the Annual Performance Award, I hereby acknowledge that:

(a)           The Plan is established voluntarily by Toro, it is discretionary in nature and it may be modified, amended, suspended or terminated by Toro at any time, unless otherwise provided in the Plan, the Annual Performance Award Agreement or this Annual Performance Award Acceptance Agreement;

(b)           The grant of the Annual Performance Award is voluntary and occasional and does not create any contractual or other right to receive future Annual Performance Awards, or benefits in lieu of Annual Performance Awards, even if Annual Performance Awards have been granted repeatedly in the past;

(c)           All decisions with respect to future Annual Performance Award grants, if any, will be at the sole discretion of Toro;

(d)           I am voluntarily participating in the Plan;

(e)           The Annual Performance Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Toro or any Affiliate or Subsidiary;

(f)            In consideration of the grant of the Annual Performance Award, no claim or entitlement to compensation or damages shall arise from termination of the Annual Performance Award or diminution in value of the Annual Performance Award resulting from termination of my employment or service by Toro or any one of its Affiliates or Subsidiaries (for any reason whatsoever and whether or not in breach of applicable labor laws) and I hereby irrevocably release Toro and its Affiliates and Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Annual Performance Award, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;

(g)           Toro is not providing any tax, legal or financial advice, nor is Toro making any recommendations regarding my participation in the Plan or my acceptance of the Annual Performance Award; and

(h)           I have been advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

I hereby acknowledge that I have received electronically a copy of the Plan, the Prospectus relating to the Plan and Toro’s most recent Annual Report on Form 10-K.  I hereby agree to accept electronic delivery of copies of any future amendments or supplements to the Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to Toro’s security holders generally by email directed to my Toro email address.

Note:  If you do not wish to accept the Annual Performance Award on the terms stated in the Annual Performance Award Agreement and this Annual Performance Award Acceptance Agreement, please immediately contact Toro’s Vice President, Secretary and General Counsel to decline the grant.

Signature:
Print Name:
Date: